Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2020, except for the effects of the reverse stock split discussed in Note 9 to the financial statements, as to which the date is June 22, 2020, which includes an explanatory paragraph relating to Company’s ability to continue as a going concern, relating to the financial statements of Aditx Therapeutics, Inc. for the years ended December 31, 2019 and 2018, appearing in its Prospectus dated June 29, 2020 and filed with the SEC on July 2, 2020 pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (No 333-235933).

Newport Beach, California
August 14, 2020